As filed with the Securities and Exchange Commission on December 5, 2025

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMERA INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Nova Scotia, Canada

(Province or other jurisdiction of incorporation or organization)

4911

(Primary Standard Industrial Classification Code Number)

Not Applicable

(I.R.S. Employer Identification Number)

5151 Terminal Road
Halifax NS Canada

B3J 1A1
(902) 233-4084

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

EUSHI Finance, Inc.

37 Route 236

Kittery Properties Suite 101

Kittery, ME 03904

(902) 233-4084

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Brian C. Curry 5151 Terminal Road Halifax Nova Scotia Canada B3J 1A1 (902) 233-4084	Byron B. Rooney Stephen A. Byeff Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York U.S.A., 10017 (212) 450-4000	John Macfarlane Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 (416) 362-2111	Peter O’Brien Patrick C. Jamieson Hunton Andrews Kurth LLP 200 Park Avenue 52nd Floor New York, New York U.S.A. 10166 (212) 309-1000	Joel E. Binder Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario, Canada M5L 1B9 (418) 689-5500

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.

Province of Nova Scotia, Canada
(Principal jurisdiction regulating this offering).

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	By at some future date (check appropriate box below):
1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box:  ☒

PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information.  The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirement is available.

This short form base shelf prospectus is filed under Part 9B of National Instrument 44-102 Shelf Distributions (“NI 44-102”). The Company (as defined below) has satisfied the requirements for issuers filing a WKSI base shelf prospectus and for a receipt for the prospectus to be deemed to be issued in all jurisdictions in Canada in which this prospectus has been filed. No regulator or securities regulatory authority has reviewed this prospectus.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada.  Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Emera Incorporated, 5151 Terminal Road, Halifax, Nova Scotia, B3J 1A1 (telephone: 902-233-4084) and are also available electronically at www.sedarplus.ca.

This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

SHORT FORM BASE SHELF PROSPECTUS

New Issue December 5, 2025

EMERA INCORPORATED
$600,000,000

Common Shares

Emera Incorporated (“Emera” or the “Company”) may from time to time offer common shares (“Common Shares”), having an aggregate sale price of up to $600,000,000 (or the equivalent in U.S. dollars determined using the daily exchange rate posted by the Bank of Canada on the date the Common Shares are sold) during the 37 month period ending January 5, 2029 that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains valid.

We are permitted, under the multijurisdictional disclosure system (“MJDS”) adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements of Emera and its consolidated subsidiaries included or incorporated by reference in this Prospectus have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Our Audited Financial Statements (as defined herein) are audited in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB"). Ernst & Young LLP, Emera’s independent registered public accounting firm, has advised that they comply with the auditor independence rules of the U.S. Securities and Exchange Commission (the “SEC”) and the requirements of the PCAOB.

Prospective investors should be aware that the acquisition of Common Shares described herein may subject them to tax consequences in both the U.S. and Canada. This Prospectus may not describe these tax consequences fully. You should read the tax discussion contained in any applicable Prospectus Supplement.

Your ability to enforce civil liabilities under United States of America (“U.S.”) federal securities laws may be affected adversely because (a) Emera is incorporated under the laws of the Province of Nova Scotia, Canada, (b) some of our officers and directors and some of the experts named in this Prospectus are non-U.S. residents, and (c) some of our assets and some of the assets of those officers, directors and experts may be located outside of the U.S.

THESE COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

No underwriter or dealer has been involved in the preparation of, or has performed any review of, this Prospectus.

The specific terms of any offering of Common Shares will be set forth in one or more shelf prospectus supplements (each, a “Prospectus Supplement”). A Prospectus Supplement may include other terms pertaining to the Common Shares that are not prohibited by the parameters set forth in this prospectus.

Purchasers should read this Prospectus and any applicable Prospectus Supplement carefully before investing. This Prospectus may not be used to offer the Common Shares unless accompanied by a Prospectus Supplement. Emera’s intended use for any net proceeds expected to be received from the issue of the Common Shares will be set forth in a Prospectus Supplement. All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirement is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the Common Shares to which the Prospectus Supplement pertains.

The issued and outstanding Common Shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol “EMA” and the New York Stock Exchange (“NYSE”) under the symbol “EMA”.

Emera may sell the Common Shares to or through underwriters or dealers purchasing as principals and may also sell the Common Shares to one or more purchasers either directly or through agents. The Prospectus Supplement relating to a particular offering of Common Shares will identify each underwriter, dealer or agent, as the case may be, engaged by Emera in connection with the offering and sale of Common Shares, and will set forth the terms of the offering of such Common Shares, including the method of distribution of such Common Shares, the proceeds to Emera, any fees, discounts or other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution. The sale of Common Shares may be effected from time to time in one or more transactions at non-fixed prices pursuant to transactions that are deemed to be “at the-market distributions” as defined in NI 44-102, including sales made directly on the TSX, NYSE or other existing trading markets for the Common Shares, and as set forth in a Prospectus Supplement for such purpose. This Prospectus may qualify an “at-the-market distribution”, as defined in NI 44-102.  See “Plan of Distribution”.

Subject to applicable laws, in connection with any offering of Common Shares, other than an “at-the-market distribution”, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which may prevail on the open market.  Such transactions, if commenced, may be interrupted or discontinued at any time.  See “Plan of Distribution”.

No underwriter, dealer or agent of the “at-the-market distribution”, and no person or company acting jointly or in concert with an underwriter, dealer or agent, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Common Shares, including selling an aggregate number or principal amount of securities that would result in the underwriter, dealer or agent creating an over-allocation position in the securities.

We have determined that the Company qualifies as a “well-known seasoned issuer” as defined in NI 44-102 as at December 4, 2025 by virtue of its “qualifying public equity” (as defined under NI 44-102) being $21,744,510,710 at such date. See “WKSI Regime – Reliance on Well-Known Seasoned Issuers Rules”.

Kent M. Harvey, Paula Gold-Williams and Carla M. Tully, three of the Company’s directors, reside outside of Canada and have appointed Emera, 5151 Terminal Road, Halifax, Nova Scotia B3J 1A1 as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if such person has appointed an agent for service of process.

The offering of Common Shares is subject to the approval of certain legal matters on behalf of Emera by Brian C. Curry, its Corporate Secretary, and Osler, Hoskin & Harcourt LLP.

The head and registered office of Emera is located at 5151 Terminal Road, Halifax, Nova Scotia, B3J 1A1.

Emera has not authorized anyone to provide purchasers with different or additional information from that contained or incorporated by reference in this Prospectus or any Prospectus Supplement prepared by Emera or on its behalf. No representation is made with respect to different or additional information that others may provide. References to this Prospectus include documents incorporated by reference herein. See “Documents Incorporated by Reference”. The information in this Prospectus or the documents incorporated by reference herein is accurate only as of the date on the front of such documents. Emera’s business, financial condition, results of operations and prospects may have changed since then.

- i -

NOTICE TO READERS

This Prospectus provides a general description of the Common Shares that we may offer. Each time we sell Common Shares under this Prospectus, we will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Common Shares, you should read both this Prospectus and any applicable Prospectus Supplement, together with the additional information described below and in the applicable Prospectus Supplement under “Documents Incorporated by Reference”.

Investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. We have not authorized anyone to provide investors with different or additional information. We are not making an offer of Common Shares in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of the applicable Prospectus Supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this Prospectus to “Emera”, the “Company”, “we”, “us” and “our” refer to Emera Incorporated and our consolidated subsidiaries.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of our registration statement on Form F-10 (the “Registration Statement”): the documents referred to under the heading “Documents Incorporated by Reference”; the consent of Ernst & Young LLP; the consent of Osler Hoskin & Harcourt LLP; and the power of attorney of the directors and officers of Emera.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have been filed with the various securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	the audited consolidated financial statements of Emera as at and for the years ended December 31, 2024 and December 31, 2023, together with the auditor’s report thereon (the “Audited Financial Statements”) and Management’s Discussion and Analysis for the year ended December 31, 2024 (the “Annual MD&A”);

(b)	the Annual Information Form of Emera dated February 21, 2025 for the year ended December 31, 2024;

(c)	the Management Information Circular of Emera dated March 19, 2025 prepared in connection with Emera’s annual meeting of shareholders held on May 22, 2025; and

(d)	the unaudited condensed consolidated interim financial statements of Emera as at and for the three and nine months ended September 30, 2025, together with Management’s Discussion and Analysis for the three and nine months ended September 30, 2025.

Any documents of the type required by National Instrument 44-101 - Short Form Prospectus Distributions to be incorporated by reference in this Prospectus, including any material change reports (excluding confidential material change reports), unaudited condensed consolidated interim financial statements, annual consolidated financial statements and the auditor’s report thereon, management’s discussion and analysis, information circulars, annual information forms and business acquisition reports, if filed by Emera with the provincial securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of any offering of Common Shares, shall be deemed to be incorporated by reference into this Prospectus.

Documents filed by Emera with the SEC or similar authorities in Canada which are in our reports on Form 6-K or annual reports on Form 40-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case on or after the date of this Prospectus, shall be deemed to be incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part, if and to the extent, in the case of any report on Form 6-K, expressly provided in such document. Emera’s current reports on Form 6-K and our annual reports on Form 40-F are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) website at www.sec.gov.

Upon a new annual information form, new management information circular, new annual consolidated financial statements and accompanying management’s discussions and analysis being filed by Emera with (and where required, accepted by) the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous management information circular, the previous annual consolidated financial statements and accompanying management’s discussion and analysis, all consolidated interim financial statements and accompanying management’s discussion and analysis, and all material change reports filed prior to the commencement of the financial year of Emera in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for the purposes of future offers and sales of Common Shares hereunder. Upon any interim financial statements and accompanying management’s discussion and analysis being filed by Emera with (and, where required, accepted by) the applicable securities regulatory authorities during the currency of this Prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the new interim financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Common Shares hereunder.

Certain marketing materials (as that term is defined in applicable securities legislation in Canada) may be used in connection with a distribution of Common Shares under this Prospectus and any applicable Prospectus Supplement. Any “template version” of any such “marketing materials” (as those terms are defined in National Instrument 41-101 – General Prospectus Requirements) pertaining to a distribution of Common Shares, and filed by Emera after the date of the applicable Prospectus Supplement for the offering and before termination of the distribution of such Common Shares, will be deemed to be incorporated by reference in such Prospectus Supplement for the purposes of the distribution of Common Shares to which the Prospectus Supplement pertains.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement will not be deemed to be an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

This Prospectus has been filed under securities legislation in each of the provinces of Canada that permits certain information about the Common Shares to be determined after this Prospectus has become final and that permits the omission from this Prospectus of that information. One or more Prospectus Supplement(s) containing the specific terms in respect of any offering of Common Shares and any additional or updated information omitted from this Prospectus that Emera elects or is required to include in such Prospectus Supplement(s) will be delivered to purchasers of such Common Shares together with this Prospectus, except in cases where an exemption from such delivery requirement is available. Each such Prospectus Supplement will be deemed to be incorporated by reference into this Prospectus for purposes of securities legislation as of the date of each such Prospectus Supplement and only for purposes of the distribution of Common Shares to which that Prospectus Supplement pertains.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

In addition to our continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under MJDS, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the U.S. Any information filed with the SEC is electronically available on EDGAR, and may be accessed at www.sec.gov.

We have filed with the SEC a Registration Statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Common Shares offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Common Shares offered in this Prospectus, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. In connection with any offering of Common Shares, we will prepare a Prospectus Supplement that will contain specific information about the terms of such offering and the Prospectus Supplement will be delivered to purchasers of such Common Shares together with this Prospectus, except in cases where an exemption from such delivery requirements is available. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

CURRENCY

Unless the context otherwise requires, all references herein to currency are references to Canadian dollars.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus, including the documents incorporated herein by reference, contains “forward-looking information” within the meaning of applicable securities laws (“forward-looking information”). The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “targets”, “will”, “would” and similar expressions are often intended to identify forward-looking information, although not all forward-looking information contains these identifying words. References to “Emera” in this section include references to the subsidiaries of Emera.

The forward-looking information in this Prospectus, including the documents incorporated herein by reference, includes statements which reflect the current view of Emera’s management with respect to Emera’s expectations regarding future growth, results of operations, performance, the expected timing and outcome of the pending sale of New Mexico Gas Company, Inc., the scope of the cybersecurity incident (the “Cybersecurity Incident”) involving unauthorized access into certain parts of the Company’s Canadian network and its expected impact on the Company’s financial position and results of operations, IT systems restoration, insurance recoveries, and business continuity processes as well as other matters relating to the Cybersecurity Incident, business prospects and opportunities. The forward-looking information reflects management’s current beliefs and is based on information currently available to Emera’s management and should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the time(s) at which, such events, performance or results will be achieved. All such forward-looking information is provided pursuant to safe harbour provisions contained in applicable securities laws.

The forward-looking information in this Prospectus, including the documents incorporated herein by  reference, includes, but is not limited to, statements regarding: Emera’s revenue, earnings and cash flow; the growth and diversification of Emera’s business and earnings base; future annual net income and dividend growth; expansion of Emera’s business; the expected compliance by Emera with the regulation of its operations; the expected timing of regulatory decisions; forecasted capital investments; the nature, timing and costs associated with certain capital projects; the expected impact on Emera of challenges in the global economy; estimated energy consumption rates; expectations related to annual operating cash flows; the expectation that Emera will continue to have reasonable access to capital in the near to medium term; expected debt maturities, repayments and renewals; expectations about increases in interest expense and/or fees associated with debt securities and credit facilities; no material adverse credit rating actions expected in the near term; the successful development of relationships with various stakeholders; the impact of currency fluctuations; expected changes in electricity rates; and the impacts of planned investment by the industry of gas transportation infrastructure within the U.S.

The forecasts and projections that make up the forward-looking information are based on reasonable assumptions which  include, but are not limited to: the receipt of applicable regulatory approvals and requested rate decisions; no significant operational disruptions or environmental liability due to a catastrophic event or environmental upset caused by severe weather or global climate change, other acts of nature or other major events; seasonal weather patterns remaining stable; no significant cyber or physical attacks or disruptions to Emera’s systems (other than the Cybersecurity Incident); the continued ability to maintain transmission and distribution systems to ensure their continued performance; continued investment in solar, wind and hydro generation; continued natural gas activity; no severe and/or prolonged downturn in economic conditions; sufficient liquidity and capital resources; the continued ability to hedge exposures to fluctuations in interest rates, foreign exchange rates and commodity prices; no significant variability in interest rates; expectations regarding the nature, timing and costs of capital investments of Emera and its subsidiaries; expectations regarding rate base growth; the continued competitiveness of electricity pricing when compared with other alternative sources of energy; the continued availability of commodity supply; the absence of significant changes in government energy plans and environmental laws and regulations that may materially affect Emera’s operations and cash flows; maintenance of adequate insurance coverage; the ability to obtain and maintain licenses and permits; no material decrease in market energy sales prices; favourable labour relations; and sufficient human resources to deliver service and execute Emera’s capital investment plan.

The forward-looking information is subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or results anticipated by the forward-looking information. Factors that could cause results or events to differ from current expectations include, but are not limited to: regulatory and political risk; change in law risk; operating and maintenance risks; changes in economic conditions, commodity price and availability risk; liquidity and capital market risk; changes in credit ratings; future dividend growth; timing and costs associated with certain capital investments; expected impacts on Emera of challenges in the global economy; estimated energy consumption rates; maintenance of adequate insurance coverage; changes in customer energy usage patterns; developments in technology that could reduce demand for electricity; climate change risk; weather risk, including higher frequency and severity of weather events; risk of wildfires; unanticipated maintenance and other expenditures; system operating and maintenance risk; derivative financial instruments and hedging; interest rate risk; inflation risk; counterparty risk; disruption of fuel supply; country risks; environmental risks; foreign exchange; regulatory and government decisions, including changes to environmental, financial reporting and tax legislation; risks associated with pension plan performance and funding requirements; loss of service area; risk of failure of information technology infrastructure and cybersecurity risks; uncertainties associated with infectious diseases, pandemics and similar public health threats; market energy sales prices; labour relations; and availability of labour and management resources.

For additional information with respect to Emera’s risk factors, reference should be made to the section of this Prospectus entitled “Risk Factors” and to Emera’s continuous disclosure materials filed from time to time on SEDAR+ at www.sedarplus.ca.

READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING INFORMATION AS ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE PLANS, EXPECTATIONS, ESTIMATES OR INTENTIONS AND STATEMENTS EXPRESSED IN THE FORWARD-LOOKING INFORMATION. ALL FORWARD-LOOKING INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS QUALIFIED IN ITS ENTIRETY BY THE ABOVE CAUTIONARY STATEMENTS AND, EXCEPT AS REQUIRED BY LAW, EMERA UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE ANY FORWARD-LOOKING INFORMATION AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

EMERA INCORPORATED

Emera is a North American provider of energy services, owning and operating a portfolio of cost-of-service, rate-regulated electric and gas utilities serving approximately 2.7 million utility customers in Florida, Atlantic Canada, New Mexico and the Caribbean. Emera is headquartered in Halifax, Nova Scotia, with approximately $43 billion in assets as of December 31, 2024 and 2024 revenues of approximately $7.2 billion. Emera’s reportable segments include the following:

•	Florida Electric Utility, which consists of Tampa Electric, a vertically integrated electric utility engaged in the generation, transmission and distribution of electricity in West Central Florida.

•	Canadian Electric Utilities, which includes: Nova Scotia Power Inc, a vertically-integrated regulated electric utility, providing electricity generation, transmission and distribution services as the primary electricity supplier in the Province of Nova Scotia; and a 100 per cent equity interest in NSP Maritime Link Inc., which developed the Maritime Link Project, between the island of Newfoundland and Nova Scotia.

•	Gas Utilities and Infrastructure, which includes: Peoples Gas System, a regulated gas distribution utility is engaged in the purchase, distribution and sale of natural gas across Florida; New Mexico Gas Company, Inc. (“NMGC”), a regulated gas distribution utility, engaged in the purchase, distribution and sale of natural gas in the State of New Mexico; Emera Brunswick Pipeline Company Limited, a 145-kilometre pipeline delivering re-gasified liquefied natural gas from Saint John, New Brunswick to the United States; SeaCoast Gas Transmission, LLC, a regulated intrastate natural gas transmission company offering services in Florida; and a 12.9% limited partnership interest in the Maritimes & Northeast Pipeline, which transports natural gas throughout markets in Atlantic Canada and the northeastern United States. On August 5, 2024, Emera announced an agreement to sell NMGC. The transaction is expected to close in early 2026.

•	Other Electric Utilities, which includes Emera (Caribbean) Incorporated, a holding company with regulated electric utilities that include: The Barbados Light & Power Company Limited, a vertically integrated regulated electric utility on the island of Barbados; Grand Bahama Power Company Limited, a vertically integrated regulated electric utility on Grand Bahama Island; and a 19.5% indirect equity interest in St. Lucia Electricity Services Ltd.

•	Emera’s other segment includes investments in energy-related non-regulated companies that are below the required threshold for reporting as separate segments and corporate expense and revenue items that are not directly allocated to the operations of Emera’s subsidiaries and investments. This includes: Emera Energy, which consists of Emera Energy Services, Inc., a physical energy business that purchases and sells natural gas and electricity and provides related energy asset management services; Brooklyn Power Corporation, a 30 MW biomass co-generation electricity facility in Brooklyn, Nova Scotia; a 50% joint venture interest in Bear Swamp Company LLC, a 660 MW pumped storage hydro-electric facility in northwestern Massachusetts; Emera US Finance LP, EUSHI Finance, Inc, and TECO Finance, Inc., financing subsidiaries of Emera; Emera US Holdings Inc., a wholly owned holding company for certain of Emera’s assets located in the U.S..

USE OF PROCEEDS

Emera may offer Common Shares from time to time, up to an aggregate sale price of $600,000,000 (or the equivalent in U.S. dollars determined using the daily exchange rate posted by the Bank of Canada on the date the Common Shares are sold) during the 37 month period ending January 5, 2029 that this Prospectus, including any amendments hereto, remains valid.  Except as otherwise provided in any Prospectus Supplement, the net proceeds from the sale of the Common Shares, after deducting costs of issue and the agents’, dealers’ or underwriters’ fees or other remuneration, will be added to the general funds of Emera and used for general corporate purposes. The amount of net proceeds to be used for any such purpose will be set forth in a Prospectus Supplement.  Emera may from time to time issue Common Shares other than pursuant to this Prospectus.

PLAN OF DISTRIBUTION

We may offer and sell the Common Shares to or through underwriters purchasing as principals, and may also sell Common Shares to one or more other purchasers directly or through agents.  The sale of Common Shares may be effected from time to time on one or more transactions at non-fixed prices pursuant to transactions that are deemed to be “at-the-market distributions”, including sales made directly on the TSX, NYSE or other existing trading markets for the Common Shares, and as set forth in the Prospectus Supplement for such purpose.

The Prospectus Supplement relating to each offering of Common Shares will include the plan of distribution for the distribution of Common Shares thereunder, will identify each underwriter, dealer or agent, as the case may be, and will also set forth the terms of that offering, including the purchase price of the Common Shares or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be “at-the-market” distributions (as defined in NI 44-102), the proceeds to the Company, any underwriters', dealers’ or agents' fees, commissions or other items constituting underwriters', dealers’ or agents' compensation, and any concessions or discounts allowed or re-allowed or paid by any underwriters to others. Only underwriters, dealers or agents so named in the Prospectus Supplement are deemed to be underwriters, dealers or agents, as the case may be, in connection with the Common Shares offered thereby.

If underwriters purchase Common Shares as principal, the Common Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, as described in the applicable Prospectus Supplement. The obligations of the underwriters to purchase those Common Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Common Shares offered by the Prospectus Supplement if any of such Common Shares are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid may be changed from time to time.

The Common Shares may also be sold directly by us in accordance with applicable securities laws at prices and upon terms agreed to by the purchaser and us, or through agents designated by us, from time to time.  Any agent involved in the offering and sale of the Common Shares pursuant to a particular Prospectus Supplement will be named, and any commissions payable by us to that agent will be set forth, in such Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

In connection with the sale of the Common Shares, underwriters, dealers or agents may receive compensation from us in the form of commissions, concessions or discounts. Any such commissions may be paid out of our general funds or the proceeds of the sale of Common Shares. Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of Common Shares may be entitled to indemnification by us against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Subject to applicable laws, in connection with any offering of Common Shares, other than an “at-the-market distribution”, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which may prevail on the open market.  Such transactions, if commenced, may be interrupted or discontinued at any time. A purchaser who acquires Common Shares forming part of the underwriters’, dealers’ or agents’ over-allocation position acquires those Common Shares under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the existence of the over-allotment option or secondary market purchases.

No dealer or agent of an at-the-market distribution, and no person or company acting jointly or in concert with a dealer or agent, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Common Shares, including selling an aggregate number or principal amount of securities that would result in the dealer or agent creating an over-allocation position in the securities.

Sales of Common Shares under an “at-the-market distribution”, if any, will be made pursuant to an accompanying Prospectus Supplement.  Sales of Common Shares under any “at-the-market” program will be made in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102.  The volume and timing of any “at-the-market distributions” will be determined at Emera’s sole discretion.

CHANGES IN CONSOLIDATED CAPITALIZATION

The following describes the changes in the consolidated capitalization of Emera since September 30, 2025:

(1)	During the period from October 1, 2025 up to and including November 30, 2025, Emera issued an aggregate of 1,151,293 Common Shares pursuant to Emera’s Common Shareholders’ Dividend Reinvestment and Share Purchase Plan (the “Dividend Reinvestment Plan”), Employee Common Share Purchase Plan (the “Share Purchase Plan”) and upon the exercise of options granted pursuant to the Company’s Senior Management Stock Option Plan (the “Stock Option Plan”), for proceeds of approximately $75 million.

(2)	During the period from October 1, 2025 up to and including November 30, 2025, Emera’s consolidated long-term and short-term debt, capital lease and finance obligations, including current positions and committed credit facility borrowings classified as long-term debt, increased by approximately $800 million primarily due to increased borrowings on committed credit facilities. As of November 30, 2025, Emera had approximately $2.8 billion drawn on its credit facilities.

DESCRIPTION OF COMMON SHARES

Our authorized share capital includes among other securities, an unlimited number of Common Shares. As at November 30, 2025, 301,745,499 Common Shares were issued and outstanding. Our Common Shares are listed on the TSX under the symbol “EMA” and the NYSE under the symbol “EMA”.

Dividends

Holders of Common Shares are entitled to dividends on a pro rata basis, as and when declared by the Company's board of directors (the “Board of Directors”). Subject to the rights of the holders of the First Preferred Shares and Second Preferred Shares who are entitled to receive dividends in priority to the holders of the Common Shares, the Board of Directors may declare dividends on the Common Shares to the exclusion of any other class of the shares of the Company.

Liquidation, Dissolution or Winding-Up

On the liquidation, dissolution or winding-up of Emera, holders of Common Shares are entitled to participate rateably in any distribution of assets of Emera, subject to the rights of holders of First Preferred Shares and Second Preferred Shares who are entitled to receive the assets of the Company on such a distribution in priority to the holders of the Common Shares.

Voting Rights

Holders of the Common Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of Emera, other than separate meetings of holders of any other class or series of shares, and to one vote in respect of each Common Share held at such meetings.

Constraints on Share Ownership

As required by the Nova Scotia Power Reorganization (1998) Act (Nova Scotia) and pursuant to the Nova Scotia Power Privatization Act (Nova Scotia), the Articles of Association of Emera, as amended (the “Emera Articles”) provide that no person, together with associates thereof, may subscribe for, have transferred to that person, hold, beneficially own or control, directly or indirectly, otherwise than by way of security only, or vote, in the aggregate, voting shares of Emera to which are attached more than 15% of the votes attached to all outstanding voting shares of Emera.

The Common Shares, and in certain circumstances, the First Preferred Shares, Series A, First Preferred Shares, Series C, First Preferred Shares, Series E, First Preferred Shares, Series F, First Preferred Shares, Series H, First Preferred Shares, Series J and First Preferred Shares, Series L are considered to be voting shares for purposes of the constraints on share ownership.

The Emera Articles currently contain provisions for the enforcement of these constraints on share ownership including provisions for suspension of voting rights, forfeiture of dividends, prohibitions of share transfer and issuance, compulsory sale of shares and redemption, and suspension of other shareholders rights. The Board of Directors may require shareholders to furnish statutory declarations as to matters relevant to enforcement of the restrictions.

DIVIDEND POLICY

Dividends on the Common Shares are declared at the discretion of the Board of Directors. The Company paid per share quarterly cash dividends on its Common Shares of $0.725 in February 2025, May 2025 and August 2025 and aggregate per share quarterly cash dividends on its Common Shares of $2.8775 in 2024, $2.7875 in 2023 and $2.6775 in 2022. On September 25, 2025, Emera approved an increase in the Company’s quarterly dividend on its Common Shares to $0.7325 per share, representing an annualized dividend of $2.93. The first increased payment was effective November 2025.

Regular quarterly dividends at the prescribed rate have been paid on all of the First Preferred Shares, Series A, First Preferred Shares, Series C, First Preferred Shares, Series E, First Preferred Shares, Series F First Preferred Shares, Series H, First Preferred Shares, Series J and First Preferred Shares, Series L.

TRADING PRICES AND VOLUMES

The following tables set forth, for the periods indicated, the reported high and low daily trading prices and the aggregate volume of trading of the Company's Common Shares on the TSX (as reported by the TSX) and the NYSE (as reported by NYSE).

	TSX Trading of Common Shares				NYSE Trading of Common Shares (1)
	High	Low	Volume	High	Low	Volume
	($)	($)	(#)	($)	($)	(#)
2024
December	56.20	52.71	23,295,397	-	-	-

2025
January	55.70	51.23	33,099,278	-	-	-
February	58.73	54.36	32,367,046	-	-	-
March	61.33	57.73	21,450,064	-	-	-
April	63.13	56.59	33,710,829	-	-	-
May	63.31	59.02	31,050,919	46.00	44.55	179,896
June	63.19	60.17	19,460,734	46.14	43.90	3,332,993
July	65.35	61.33	16,635,477	47.20	44.86	1,718,652
August	67.42	64.08	20,353,250	49.01	46.51	3,181,463
September	66.80	63.17	17,496,272	48.01	45.77	3,134,395
October	69.62	66.18	25,160,873	49.77	47.36	3,054,950
November	69.09	66.19	26,874,327	49.38	46.94	3,590,135
December 1-4	68.48	66.12	4,174,608	48.91	47.27	935,235

(1)  Trading in the Company’s Common Shares on the NYSE commenced on May 28, 2025. The price of the Company's Common Shares on the NYSE is in USD.

PRIOR SALES

Other than (i) the issuance of 347,059 Common Shares upon exercise of options to acquire Common Shares granted pursuant to the Stock Option Plan at exercise prices ranging from $39.93 to $58.26 and having a weighted average exercise price of $45.69 per Common Share, (ii) the issuance of 421,218 Common Shares pursuant to the Share Purchase Plan  at prices ranging from $50.23 to $67.10 and having a weighted average price of $59.26 per Common Share, (iii) the issuance of 4,829,888 Common Shares pursuant to the Dividend Reinvestment Plan at prices ranging from $54.58 to $67.10 and having a weighted average price of $60.52 per Common Share, (iv) the issuance of 841,000 Common Shares pursuant to Emera’s prior at-the-market program and (v) the issuance of 24,048 Common Shares upon the conversion of the 4.0% convertible unsecured subordinated debentures of Emera, Emera has not issued any Common Shares during the twelve months prior to the date of this Prospectus.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain material Canadian federal income tax consequences to an investor of the acquisition, ownership and disposition of any Common Shares offered thereunder. The applicable Prospectus Supplement will also describe certain U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of any Common Shares offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code).

LEGAL MATTERS

Unless otherwise indicated in a Prospectus Supplement, certain legal matters in connection with the issuance of the Common Shares will be passed upon on behalf of Emera by Brian C. Curry, Corporate Secretary and by Osler, Hoskin & Harcourt LLP.  As at November 30, 2025, Mr. Curry and partners and associates of Osler, Hoskin & Harcourt LLP, as a group, beneficially owned, directly or indirectly, less than 1% of each series of outstanding securities of Emera.

EXPERTS

Ernst & Young LLP, Chartered Professional Accountants, Halifax, Nova Scotia are the auditors of Emera. Ernst & Young LLP report that they are independent of Emera in the context of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB and in accordance with the CPA Code of Professional Conduct of the Chartered Professional Accountants of Nova Scotia.

The consolidated financial statements of Emera appearing in Emera’s Form 40-F for the year ended December 31, 2024, have been audited by Ernst & Young LLP, Chartered Professional Accountants, Halifax, Nova Scotia, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REGISTRAR AND TRANSFER AGENT

TSX Trust Company is the Company’s Canadian transfer agent and registrar. Registers for the registration and transfer of Common Shares in registered form of Emera are kept at TSX Trust Company’s principal offices in Halifax, Montreal and Toronto. Equiniti Trust Company is the Company’s U.S. transfer agent.

WKSI REGIME

Reliance on Well-Known Seasoned Issuers Rules

The securities regulatory authorities in each of the provinces and territories of Canada published amendments to NI 44-102 and other securities law instruments implementing a permanent expedited shelf prospectus regime (the “WKSI Rules”) for “well known seasoned issuers” (“WKSI”) which have since come into force as of November 28, 2025. We have filed this Prospectus in reliance upon the WKSI Rules in the provinces of Canada which permit WKSIs, to file a final short form base shelf prospectus as the first public step in an offering, and exempt qualifying issuers from certain disclosure requirements relating to such final short form base shelf prospectus. The Company has determined that as at December 4, 2025, it qualifies as a WKSI under the WKSI Rules by virtue of its “qualifying public equity” (as defined under NI 44-102) being $21,744,510,710 at such date.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Emera is incorporated under the laws of the Province of Nova Scotia, Canada. Some of our directors, the majority of our officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the U.S. We have appointed an agent for service of process in the U.S., but it may be difficult for holders of Common Shares who reside in the U.S. to effect service within the U.S. upon those directors, officers and experts who are not residents of the U.S. It may also be difficult for holders of the Common Shares who reside in the U.S. to realize in the U.S. upon judgments of courts of the U.S. predicated upon our civil liability and the civil liability of our directors and officers and experts under U.S. federal securities laws.

We have filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, we have appointed EUSHI Finance, Inc., 37 Route 236, Kittery Properties Suite 101, Kittery, Maine, United States 03904, as our agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against us in a U.S. court arising out of or related to or concerning the offering of the Common Shares under the Registration Statement.

Additionally, it might be difficult for shareholders to enforce judgments of U.S. courts based solely upon civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the U.S. in a Canadian court against us or any of our non-U.S. resident directors, officers or the experts named in this Prospectus or to bring an original action in a Canadian court to enforce liabilities based on the U.S. federal or state securities laws against such persons.

Kent M. Harvey, Paula Gold-Williams and Carla M. Tully, three of the Company’s directors, reside outside of Canada and have appointed Emera, 5151 Terminal Road, Halifax, Nova Scotia B3J 1A1 as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if such person has appointed an agent for service of process.

RISK FACTORS

In addition to the other information contained and incorporated by reference in this Prospectus, a purchaser should consult its own financial and legal advisors and should carefully consider the following risk factors before investing in Common Shares offered under this Prospectus. The Common Shares will not be an appropriate investment for a purchaser if the purchaser does not understand the terms of the Common Shares or financial matters in general. A purchaser should not purchase Common Shares unless the purchaser understands, and can bear, all of the investment risks involving the Common Shares.  For a discussion of the risks to which Emera, its operations and its financial results and conditions are subject, see the sections entitled: (i) “Enterprise Risk and Risk Management” on pages 43 to 53 in the Annual MD&A; (ii) “Principal Financial Risks and Uncertainties” in note 28 of the Audited Financial Statements; (iii) “Principal Financial Risks and Uncertainties” in note 20 to the Interim Financial Statements; and (iv) “Risk Factors” in the Annual Information Form of Emera dated February 21, 2025 for the year ended December 31, 2024. In addition to such risks, an investment in the Common Shares is subject to any other risks identified in a Prospectus Supplement or in any document incorporated by reference subsequent to the date of this Prospectus during the currency of this Prospectus.

Prospective purchasers of Common Shares should carefully consider, in light of their own financial circumstances, the risk factors set out below, as well as the other information contained in this Prospectus (including the documents incorporated by reference herein) and in all subsequently filed documents incorporated by reference and those described in a Prospectus Supplement relating to a specific offering of Common Shares, before making an investment decision.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable SEC and NYSE requirements

As a foreign private issuer, in reliance on NYSE rules that permit a foreign private issuer to follow the corporate governance practices of its home country, Emera will be permitted to follow certain Canadian corporate governance practices instead of those otherwise required under the corporate governance standards for U.S. domestic issuers. Emera follows Canadian home country practices with regard to obtaining shareholder approval for certain dilutive events. Emera may in the future elect to follow Canadian home country practices with regard to other matters such as the formation and composition of its Board of Directors, its audit, human resources and governance and sustainability committees and separate sessions of independent directors. Accordingly, Emera’s investors may not be afforded the same protection as provided under NYSE corporate governance rules. Following Canadian home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the NYSE may provide less protection than is accorded to investors in U.S. domestic issuers.

As a foreign private issuer, we will not be subject to the provisions of Regulation FD or U.S. proxy rules and will be exempt from filing certain Exchange Act reports, which could result in the Common Shares being less attractive to investors

As a foreign private issuer, Emera will be exempt from a number of requirements under U.S. securities laws as currently in effect that apply to public companies that are not foreign private issuers. In particular, Emera will be exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the insider reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Emera will not be required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers whose securities are registered under the Exchange Act and Emera will generally be exempt from filing quarterly reports with the SEC under the Exchange Act. Emera files its quarterly financial statements and management discussion and analysis prepared in accordance with Canadian securities laws with the SEC in a report on Form 6-K.

Emera will also be exempt from the provisions of Regulation FD, which prohibits the selective disclosure of material non-public information to, among others, broker-dealers and holders of a company’s securities under circumstances in which it is reasonably foreseeable that the holder will trade in the company’s securities on the basis of the information. Even though Emera intends to comply voluntarily with Regulation FD, these exemptions and leniencies may reduce the frequency and scope of information and protections to which you are entitled as an investor.

Emera will lose its foreign private issuer status if a majority of our Common Shares are directly or indirectly held by residents of the U.S. as of the last business day of a most recently completed second fiscal quarter. The loss of its foreign private issuer status would require Emera to comply with all U.S. securities law requirements applicable to U.S. domestic issuers, while we would continue to be subject to Canadian securities laws as a domestic issuer. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer will be significantly higher than the costs we incur as a Canadian foreign private issuer eligible to use MJDS.

If Emera ceases to be a foreign private issuer, Emera would not be eligible to use MJDS or other foreign issuer forms and will be required to file periodic and current reports, proxy statements and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. Emera may also be required to modify certain of its policies to comply with the governance obligations of U.S. domestic issuers. Such modifications will involve additional costs and may divert management attention. In addition, Emera would lose its ability to rely upon exemptions from certain corporate governance requirements that are available to foreign private issuers with securities listed on the NYSE.

PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Certain Persons

Emera Incorporated is incorporated under the laws of Nova Scotia, Canada.

Under Emera Incorporated’s (“Emera” or the “Registrant”) Amended Articles of Association, Emera must indemnify directors and officers, each former director and officer and each other individual who acts or acted at the Emera’s request as a director or officer or in a similar capacity of an Other Entity (as defined below) and their respective heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such person in respect of any civil, criminal, administrative, investigative, arbitration, mediation, or other proceeding or investigation to which he or she is made a party or involved in by reason of being or having been a director or officer of Emera or such Other Entity at the request of Emera or in a similar capacity, provided that: (i) the individual acted honestly and in good faith with a view to the best interests of Emera or, as the case may be, to the best interest of the Other Entity for which the individual acted as a director or officer or in a similar capacity at Emera’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds to believe that his or her conduct was lawful. Emera shall, to the full extent permitted by law, advance funds to an individual referred to above for any costs, charges and expenses of a proceeding or investigation provided that such individual shall repay the funds advanced if the individual does not fulfill the conditions of indemnification. The right of any person to indemnification granted is not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, resolution or other vote of shareholders or directors, at law or otherwise; and the amount for which such indemnity is proved immediately attaches as a lien on the property of Emera and has priority against the members over all other claims. The term “Other Entity” means any affiliate or subsidiary of Emera, and any other body corporate, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, unincorporated organization, unincorporated syndicate or other enterprise in which Emera, directly or indirectly, now or in the future, holds an interest, whether in debt, equity or otherwise, for which the director, officer or other individual serves or served as a director or officer or in a capacity similar thereto at the request of Emera. Emera is authorized to enter into an agreement evidencing and setting out the terms and conditions of an indemnity in favor of any of the persons referred to in the article regarding indemnification of its Amended Articles of Association. In addition, no director or officer of Emera shall, in the absence of any dishonesty on the part of such director or officer, be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity, or for any loss or expense happening to Emera through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of Emera, or through the insufficiency or deficiency of any security in or upon which any of the funds of Emera are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of his or her office or in relation thereto. Emera purchases directors’ and officers’ insurance which provides protection for directors and officers in cases where they incur a liability as a result of their activities on behalf of Emera.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Emera pursuant to the foregoing provisions, Emera has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Public Utilities Act and is therefore unenforceable.

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EXHIBITS

Exhibit Number	Description
4.1*	Annual information form of Emera dated February 21, 2025, for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.1 of Emera’s Annual Report on Form 40-F for the year ended December 31, 2024 filed with the Securities and Exchange Commission on February 21, 2025) (the “Annual Report”).
4.2*	Management’s discussion and analysis of Emera for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.2 of the Annual Report).
4.3*	Audited consolidated financial statements of Emera for the years ended December 31, 2024 and December 31, 2023, together with the accompanying auditor’s report thereon (incorporated by reference to Exhibit 99.3 of the Annual Report).
4.4*	Management information circular of Emera dated April 8, 2025, related to Emera’s annual meeting of shareholders held on May 22, 2025 (incorporated by reference to Exhibit 99.5 of Emera’s Form 6-K furnished to the Securities and Exchange Commission on April 8, 2025).
4.5*	Management’s discussion and analysis of Emera for the three and nine month periods ended September 30, 2025 (incorporated by reference to Exhibit 99.1 of Emera’s Form 6-K furnished to the Securities and Exchange Commission on November 10, 2025).
4.6*	Unaudited condensed consolidated interim financial statements for the three and nine month periods ended September 30, 2025 (incorporated by reference to Exhibit 99.2 of Emera’s Form 6-K furnished to the Securities and Exchange Commission on November 10, 2025).
5.1	Consent of Ernst & Young LLP.
5.2	Consent of Osler, Hoskin & Harcourt LLP.
6.1	Power of Attorney (included in the signature page to this Registration Statement).
107	Filing Fee Table.

*	Previously filed or incorporated by reference herein.

**	To be filed by amendment.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halifax, Province of Nova Scotia, Country of Canada, on the 5th of December, 2025.

EMERA INCORPORATED

By:	/s/ Jared B. Green
	Name:	Jared B. Green
	Title:	Chief Financial Officer

By:	/s/ Brian C. Curry
	Name:	Brian C. Curry
	Title:	Corporate Secretary

III-2

POWER OF ATTORNEY

Each person whose signature appears below authorizes Scott C. Balfour, Jared B. Green and Brian C. Curry, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution to sign his or her name in any and all capacities (including his or her capacity as a Director or Officer of Emera Incorporated) to the Registration Statement on Form F-10 of Emera Incorporated (the “Registration Statement”) and any or all amendments to the Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature	Title

/s/ Scott C. Balfour Scott C. Balfour	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jared B. Green Jared B. Green	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Karen H. Sheriff Karen H. Sheriff	Chair and Director

/s/ James V. Bertram James V. Bertram	Director

/s/ Isabelle Courville Isabelle Courville	Director

/s/ Henry E. Demone Henry E. Demone	Director

/s/ Kent M. Harvey Kent M. Harvey	Director

/s/ B. Lynn Loewen B. Lynn Loewen	Director

/s/ Brian J. Porter Brian J. Porter	Director

/s/ M. Jacqueline Sheppard M. Jacqueline Sheppard	Director

/s/ Ian E. Robertson Ian E. Robertson	Director

/s/ Jochen E. Tilk Jochen E. Tilk	Director

/s/ Carla M. Tully Carla M. Tully	Director

/s/ Paula Gold-Williams Paula Gold-Williams	Director

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AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Emera Incorporated in the United States, on December 5, 2025 in the City of Halifax, Province of Nova Scotia, Country of Canada.

EUSHI FINANCE, INC.

/s/ Gregory W. Blunden
Name:	Gregory W. Blunden
Title:	Chief Financial Officer & Director

/s/ Brian C. Curry
Name:	Brian C. Curry
Title:	Corporate Secretary

III-4